Exhibit 99.2

Fate Therapeutics Announces Pricing of Public Offering of Common Stock and Pre-Funded

Warrants

San Diego, CA – January 5, 2021 – Fate Therapeutics, Inc. (the “Company” or “Fate Therapeutics”) (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today announced the pricing of an underwritten public offering of 4,421,053 shares of its common stock at a public offering price of $85.50 per share. In addition, in lieu of common stock to certain investors, the Company announced the pricing of an underwritten public offering of pre-funded warrants to purchase 257,310 shares of its common stock at a purchase price of $85.499 per pre-funded warrant, which equals the public offering price per share of the common stock less the $0.001 exercise price per share of each pre-funded warrant. This represents an aggregate offering of approximately $400 million. Fate Therapeutics has granted the underwriters a 30-day option to purchase up to an additional 701,754 shares of its common stock. The proceeds to Fate Therapeutics from this offering are expected to be approximately $376 million after deducting underwriting discounts and commissions and other estimated offering expenses but excluding any exercise of the underwriters’ option. Fate Therapeutics intends to use the net proceeds from the offering to fund clinical trials and nonclinical studies of its product candidates, the manufacture of its clinical product candidates, the expansion of its cGMP compliant manufacturing operations, including the construction, commissioning and qualification of its new facility, the conduct of preclinical research and development, and for general corporate purposes. All shares of common stock and pre-funded warrants to be sold in the offering are being offered by Fate Therapeutics. The offering is expected to close on or about January 8, 2021, subject to customary closing conditions.

Jefferies, BofA Securities, SVB Leerink and Barclays are acting as joint book-running managers for the offering. Wells Fargo Securities is acting as lead manager for the offering, and Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. are acting as co-managers for the offering.

The securities described above are being offered by Fate Therapeutics pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-228513) that was previously filed by Fate Therapeutics with the Securities and Exchange Commission (the “SEC”) and automatically became effective upon filing on November 21, 2018. The securities may be offered only by means of a prospectus.

A preliminary prospectus supplement and a free writing prospectus related to the offering were filed with the SEC on January 4, 2021 and January 5, 2021, respectively, and are available on the SEC’s website at http://www.sec.gov and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus for the securities being offered may also be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus

Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at (877) 547-6340; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 ext. 6132 or by email at syndicate@svbleerink.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847 or by email at Barclaysprospectus@broadridge.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Fate Therapeutics’ expectations with respect to its proposed offering, the anticipated net proceeds from the offering and its intended use of proceeds from the offering. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in Fate Therapeutics’ business, including those described in the Company’s periodic filings with the SEC. The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Fate Therapeutics can be found under the heading “Risk Factors” in Fate Therapeutics’ periodic reports, including its annual report on Form 10-K for the year ended December

31, 2019, its quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020, and in the preliminary prospectus supplement and free writing prospectus related to the proposed offering filed with the SEC on January 4, 2021 and January 5, 2021, respectively, each available on the SEC’s website at www.sec.gov. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com